Exhibit 99.1

Sharps Compliance Corp. Announces Results for the Third Quarter Ended March 31, 2005

    HOUSTON--(BUSINESS WIRE)--May 2, 2005--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced its operating results for the third quarter of fiscal year 2005.
    For the three-months ended March 31, 2005, the Company reported revenues of $2.2 million versus revenues for the corresponding quarter of the prior fiscal year of $2.1 million, an increase of 7%. For the nine-months ended March 31, 2005, the Company generated revenues of $6.9 million versus revenues for the prior year corresponding quarter of $6.1 million, a 12% increase.
    The Company generated gross margins of 37% and 40% for the three and nine months ended March 31, 2005, respectively. The Company's S, G & A expenses increased by 5% for the nine months ended March 31, 2005 when compared to the corresponding period of the prior year.
    The Company reported a net loss of $0.1 million, or $0.01 per share, for each of the quarters ended March 31, 2005 and 2004. For the nine months ended March 31, 2005, the company generated break-even results versus a net loss of $0.2 million, or $0.02 per share, for the prior year corresponding nine-month period.
    In December 2004, the U.S. Environmental Protection Agency ("EPA") issued its new guidelines for the proper disposal of medical sharps (see www.epa.gov/epaoswer/other/medical/sharps.htm). Among the recommended methods of disposal are mail-back programs such as the Company's.
    Commenting on the third quarter, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, "The opportunities for growth have been significantly enhanced as a result of the recent change in the EPA guidelines regarding proper disposal of medical sharps and the increased public awareness of the issue. In addition to our traditional healthcare, hospitality and professional markets, we are seeing additional opportunities in the pharmaceutical, commercial and residential markets. We are focused on closing sales in these additional markets."
    The Company recently launched a new website. You are invited to visit the Company at www.sharpsinc.com.
    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and costs related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
    The Company also has a mutually exclusive joint marketing agreement with McKesson Health Solutions ("McKesson"), a subsidiary of McKesson Corporation, to co-market and sell the Sharps Disposal by Mail System(TM) products and services to pharmaceutical manufacturers and biotechnology companies. McKesson is a leader in the design, implementation and management of marketing programs, specialty pharmaceutical services and patient support centers that help pharmaceutical and biotechnology manufacturers successfully commercialize their products.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.

    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    (Financial Highlights Follow)

               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                         Three Months Ended       Nine Months Ended
                              March 31,               March 31,
                       ----------------------- -----------------------
                           2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                       ----------- ----------- ----------- -----------

REVENUES               $2,232,645  $2,079,946  $6,881,074  $6,151,378

COSTS AND EXPENSES:
  Cost of revenues      1,398,140   1,234,515   4,116,631   3,703,825
  Selling, general and
   administrative         892,496     864,047   2,621,418   2,498,772
  Depreciation and
   amortization            37,798      40,253     121,054     118,501
                       ----------- ----------- ----------- -----------

Operating income (loss)   (95,789)    (58,869)     21,971    (169,720)

INTEREST EXPENSE           (5,123)    (10,296)    (18,411)    (38,383)
                       ----------- ----------- ----------- -----------

  Net Income (loss)
   before Income Taxes  ($100,912)   ($69,165)    ($9,465)  ($208,103)
                       ----------- ----------- ----------- -----------
Income Taxes                4,693           -           -           -
                       ----------- ----------- ----------- -----------
Net Income (Loss)        ($96,219)   ($69,165)      3,560   ($208,103)
                       =========== =========== =========== ===========

NET LOSS PER SHARE
     Basic                 ($0.01)     ($0.01)          -      ($0.02)
                       =========== =========== =========== ===========
     Diluted               ($0.01)     ($0.01)          -      ($0.02)
                       =========== =========== =========== ===========

SHARES USED IN
 COMPUTING NET INCOME
 (LOSS) PER SHARE
     Basic             10,538,144  10,538,256  10,538,144  10,345,074
     Diluted           10,538,144  10,538,256  10,980,340  10,345,074


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                March 31,   June 30,
                                                  2005        2004
                                               ----------- -----------
                                               (Unaudited)
Assets
 Current assets:
   Cash and cash equivalents                     $255,302    $242,803
   Restricted cash                                 10,010      14,678
   Accounts receivable, net                       776,915     981,408
   Inventory                                      426,388     393,238
   Prepaid and other assets                        87,669     138,798
                                               ----------- -----------
             Total current assets               1,556,284   1,770,925
 Property and equipment, net                      447,972     539,800
 Intangible assets, net                             9,592      10,051


                                               ----------- -----------
             Total assets                      $2,013,848  $2,320,776
                                               =========== ===========

Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable                              $480,200    $592,943
   Accrued liabilities                            245,456     338,153
   Deferred revenue - pump return                  59,980     110,702
   Current portion of deferred revenue -
    incineration                                   96,247     108,299
   Current portion of deferred revenue -
    transportation                                696,870     553,938
   Notes payable and current portion of long-
    term debt                                           -     185,932
   Current maturities of capital lease
    obligations                                    46,324      37,513
                                               ----------- -----------
             Total current liabilities          1,625,077   1,927,480
 Long-term deferred revenue - incineration, net
  of current portion                               22,180      30,408
 Long-term deferred revenue - transportation,
  net of current portion                          203,630     179,506
 Long-term debt, net of current portion                 -      10,826
 Obligations under capital leases, net of
  current maturities                               55,043      84,446
 Other                                             61,750      45,500
                                               ----------- -----------
             Total liabilities                  1,967,680   2,278,166
 Stockholders' equity:
             Total stockholders' equity            46,168      42,610
                                               ----------- -----------
             Total liabilities and
              stockholders' equity             $2,013,848  $2,320,776
                                               =========== ===========


    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             www.sharpsinc.com